                                                                    Exhibit 23.3
                                                                    ------------

                         CONSENT OF INDEPENDENT AUDITORS

             13.5% Senior Subordinated US$ 75 million Notes Due 2010

We consent to the inclusion in the Amendment No. 1 to the registration statement on Form S-4/A of Resolution Performance Products LLC and RPP Capital Corporation of our report dated 15 September 2000 (except as to Note 10.5 which is as of 27 October 2000) on the balance sheet of Shell Nederland Chemie B.V.'s Resins Business as at 30 June 2000, and the related statements of income, comprehensive income and owner's net investment and of cash flows for the six-month period ended 30 June 2000, and to the reference to our firm under the heading "Experts" in the prospectus included in the registration statement.

We consent to the inclusion in the Amendment No. 1 of the registration statement on Form S-4/A of Resolution Performance Products LLC and RPP Capital Corporation of our report dated 31 March 2000 (except as to Note 10.5 which is as of 27 October 2000) on the balance sheets of Shell Nederland Chemie B.V.'s Resins Business as at 31 December 1999, and the related statements of income, comprehensive income and owner's net investment and of cash flows for each of the years in the two-year period ended 31 December 1999, and to the reference to our firm under the heading "Experts" in the prospectus included in the registration statement.


/s/ KPMG Accounants N.V.
------------------------
KPMG ACCOUNTANTS N.V.
Rotterdam, The Netherlands
January 15, 2002